Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2026	Quarter Ended September 30, 2025
Diluted earnings per share	$1.90	$1.57
Net Income	$4,987,000	$4,151,000
Return on average common equity	14.67%	13.19%
Return on average assets	1.50%	1.31%

Millersburg, Ohio – October 20, 2026 – CSB Bancorp, Inc. (OTC ID: CSBB) today announced third quarter 2026 net income of $4,987,000 or $1.90 per basic and diluted share, an increase of 20% from $4,151,000, or $1.57 per basic and diluted share, for the same period in 2025. Strong net interest income growth, an improved net interest margin, and continued balance sheet expansion contributed to record year-to-date earnings of $14,166,000, up 23% from the first nine months of 2025.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 14.67% and 1.50%, respectively, compared with 13.19% and 1.31% for the third quarter of 2025. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $7.0 million during the quarter, an increase of $1.3 million, or 23%, from the prior year’s third quarter. Net interest income increased $1.7 million, or 15%, noninterest income increased $237 thousand, or 13%, and noninterest expense increased $609 thousand, or 9%, in the third quarter of 2026 compared to the same period in 2025. For the nine-month period ended September 30, 2026 ROE and ROA were 14.40% and 1.47% as compared to 12.76% and 1.26% for the comparable period in 2025.

Eddie Steiner, President and CEO stated, “Local and national economies continue to exhibit growth and relatively stable employment. The annualized pace of real U.S. GDP growth in Q3 is currently estimated between 2.6%-3.6%, accelerating from 2.1% and 2.2% in Q1 and Q2, respectively. Consumer spending has been steady. Wage increases have averaged perhaps slightly under 3%, while spending with debit and credit cards is up about 10% and the banking industry’s deposit balances grew 2.9% in the year-ended June 30. Home prices are easing, with September’s average selling price 1.2% above the year ago average and the number of would-be buyers and sellers is now more balanced in much of the country. At the same time, noticeably higher interest rates and the costs of gasoline, diesel, and growing electrical demand are stoutly propping up inflation. September’s Consumer Price Index was 3.7% above year ago levels. If higher interest rates persist and petroleum supply remains constrained by U.S. involvement in overseas conflicts, pockets of slowing economic activity will likely become more apparent and pronounced.”

Provision for credit loss expense for the quarter increased $258 thousand from third quarter 2025. The allowance for expected credit losses (“ACL”) amounted to $14.1 million, or 1.58% of total loans, on September 30, 2026, as compared to $8.7 million or 1.08% of total loans on September 30, 2025. The increase in the ACL is primarily related to one individually evaluated loan relationship, partially supported by government guarantee, and for which a $4 million valuation allowance was established and reported in the fourth quarter of 2025. That loan relationship remains a performing credit. The allowance for credit losses on off-balance sheet commitments on September 30, 2026 was $642 thousand, as compared to a September 30, 2025 balance of $514 thousand. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.6 million, or 13%, during third quarter 2026 as compared to the same quarter in 2025. The increase was primarily the result of an $81 million average volume increase, augmented by an 18 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income increased $124 thousand, or 7%, during third quarter 2026 compared to the same quarter 2025 with average yield in the portfolio improving as lower yielding securities continue to pay down and mature. Loan yields in third quarter 2026 averaged 6.17% as compared to the 2025 third quarter average of 5.99%. Securities yields for third quarter 2026 averaged 2.59% as compared to 2.31% in the third quarter of 2025, while overnight funds averaged 3.73% compared to 4.43% in the third quarter 2025.

Interest expense declined $20 thousand, or 1%, during third quarter 2026 as compared to third quarter 2025. The cost to fund gross earning assets for the third quarter of 2026 declined to 1.19% as compared to 1.27% for the third quarter of 2025.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.99% for third quarter 2026, compared to 3.67% in the third quarter of 2025. FTE net interest income increased $1.7 million, or 15%, with a $72 million increase in average earning assets as well as a 24 bp increase in the yield on assets. The mix shift into loans primarily drove the increase in earnings from assets. The cost of interest-bearing liabilities declined 10 basis points as rates on time deposits have been slowly declining over the past year. Tax equivalency effect on net interest margin was 0.01% for both 2026 and 2025.

Noninterest income increased $237 thousand, or 13%, compared to third quarter of 2025. The increase was primarily the result of a $64 thousand gain on sale of loans, $55 thousand increase in debit card interchange fees, $41 thousand increase in service charges on deposit accounts, and a $39 thousand increase in earnings on bank owned life insurance.

Noninterest expense increased $609 thousand, or 9%, from third quarter 2025 reflecting strategic investments in personnel, technology, and operational infrastructure to support continued growth. Salary and employee benefits increased $468 thousand, or 11%, compared to the prior year quarter, as the Company expanded staffing in growth-oriented areas. Software expense rose $81 thousand, or 16%, primarily due to investments in loan production software and customer service technologies. Debit card expense increased $34 thousand or 16%. The Company’s third quarter efficiency ratio decreased to 52.56% compared to 55.56% in the prior year.

Federal income tax expense was $1.2 million in third quarter 2026 compared to $1.0 million in the third quarter of 2025. The effective tax rate for the 2026 and 2025 third quarters was 20%, respectively.

Average earning assets for the third quarter of 2026 increased $72 million, or 6% from the year-ago quarter, primarily reflecting an $81 million, or 10%, increase in average loans, a $14 million, or 5%, decrease in average securities, and a $6 million, or 7%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $54 million, or 10%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $14 million, or 8%, above the prior year’s quarter with borrowers favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $13 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $801 thousand, or 6%, versus the same quarter of the prior year on lower recreational vehicle loan volume. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability given the aforementioned rising interest rate environment and elevated fuel costs. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $7.1 million, or 0.80%, of total loans on September 30, 2026, compared to $746 thousand, or 0.09% of total loans, a year ago. The increase in nonperforming loans, which includes nonaccrual loans and loans past due 90 days and still accruing, is attributable to a single commercial relationship previously disclosed by the Company in second quarter 2026. Management continues to believe this credit remains well-secured based on current collateral valuations and ongoing analysis. Net loan charge-offs remained low at $83 thousand, compared to third quarter 2025 net loan charge-offs of $11 thousand.

Average deposit balances increased compared to the prior-year quarter by $58 million, or 5%. For third quarter 2026, the average cost of deposits amounted to 1.27%, as compared to 1.34% for third quarter 2025. Third quarter 2026 increases in average deposit balances over the prior year quarter included noninterest bearing balances of $14 million, interest bearing checking accounts of $11 million, savings accounts of $7 million, and time deposits of $26 million. The average balance of securities sold under repurchase agreement during the third quarter of 2026 increased by $1.6 million, or 7%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $135 million on September 30, 2026, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 10.19% for the quarter ended September 30, 2026. The Company declared a third quarter dividend of $0.45 per share, producing an annualized yield of 2.3% based on September 30, 2026 closing price of $77.04.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.3 billion as of September 30, 2026. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2026	2026	2026	2025	2025	2026	2025
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$12,647	$11,904	$11,493	$11,450	$10,968	$36,044	$31,056
Provision for credit loss expense	759	585	495	3,858	501	1,839	1,517
Noninterest income	2,103	1,952	1,872	1,956	1,866	5,927	5,339
Noninterest expenses	7,742	7,343	7,305	7,249	7,133	22,390	20,492
FTE adjustment(a)	29	28	28	30	30	85	92
Net income	4,987	4,735	4,444	1,869	4,151	14,166	11,494
Basic and Diluted earnings per share	1.90	1.80	1.69	0.71	1.57	5.39	4.35

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.50%	1.48%	1.42%	0.58%	1.31%	1.47%	1.26%
Return on average common equity (ROE), annualized	14.67	14.48	14.03	5.83	13.19	14.40	12.76
Net interest margin FTE(a)	3.99	3.92	3.87	3.73	3.67	3.93	3.59
Efficiency ratio	52.56	53.06	54.75	54.11	55.56	53.42	56.31
Number of full-time equivalent employees	189	185	182	178	181

MARKET DATA
Book value per common share	$51.22	$50.49	$49.18	$48.07	$47.56
Period-end common share market value	77.04	72.00	62.36	54.00	49.50
Market as a % of book	150.41	142.60	126.80%	112.30%	104.09%
Price-to-earnings ratio	12.63	12.48	11.59	10.65	9.48
Average basic common shares outstanding	2,627,015	2,627,015	2,627,015	2,629,229	2,636,028	2,627,015	2,639,907
Average diluted common shares outstanding	2,627,015	2,627,015	2,627,015	2,629,229	2,636,028	2,627,015	2,639,907
Period end common shares outstanding	2,627,015	2,627,015	2,627,015	2,627,015	2,632,498
Common stock market capitalization	$202,385	$189,145	$163,821	$141,859	$130,309

ASSET QUALITY
Gross charge-offs	$94	$41	$13	$31	$39	$148	$442
Net charge-offs	83	28	7	26	11	118	402
Allowance for credit losses	14,146	13,528	12,947	12,470	8,720
Nonperforming assets (NPAs)	7,121	7,287	1,018	652	746
Net charge-off / average loans ratio	0.04%	0.01%	0.00%	0.01%	0.01%	0.02%	0.07%
Allowance for credit losses / period-end loans	1.58	1.56	1.52	1.50	1.08
NPAs/loans and other real estate	0.80	0.84	0.12	0.08	0.09
Allowance for credit losses / nonperforming loans	199	186	1,272	1,913	1,169

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.94%	9.92%	9.87%	9.43%	9.69%
Average equity to assets	10.19	10.21	10.12	9.90	9.96
Average equity to loans	15.26	15.21	15.20	15.56	15.55
Average loans to deposits	76.30	76.83	76.41	72.62	72.97

AVERAGE BALANCES
Assets	$1,323,144	$1,284,910	$1,269,557	$1,285,617	$1,253,262	$1,292,717	$1,223,846
Earning assets	1,256,412	1,218,626	1,205,187	1,216,492	1,184,077	1,226,929	1,156,606
Loans	883,574	862,329	845,298	818,312	802,858	863,870	779,634
Deposits	1,157,951	1,122,413	1,106,338	1,126,878	1,100,283	1,129,089	1,073,175
Shareholders' equity	134,836	131,165	128,465	127,296	124,818	131,512	120,414

ENDING BALANCES
Assets	$1,310,516	$1,294,216	$1,265,503	$1,292,736	$1,248,357
Earning assets	1,245,757	1,224,138	1,200,667	1,228,856	1,178,781
Loans	893,744	869,348	852,718	829,778	810,048
Deposits	1,145,172	1,133,407	1,101,821	1,127,915	1,096,596
Shareholders' equity	134,556	132,630	129,203	126,280	125,190

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the 21% statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2026	2025
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,514	$20,069
Interest-bearing deposits with banks	67,144	60,738
Total cash and cash equivalents	84,658	80,807
Securities
Available-for-sale, at fair-value	115,895	115,795
Held-to-maturity	166,946	190,027
Equity securities	344	269
Restricted stock, at cost	1,684	1,520
Total securities	284,869	307,611

Loans held for sale	-	384
Loans	893,744	810,048
Less allowance for credit losses	14,146	8,720
Net loans	879,598	801,328

Premises and equipment, net	13,973	13,716
Goodwill	4,728	4,728
Bank owned life insurance	31,957	30,899
Accrued interest receivable and other assets	10,733	8,884
TOTAL ASSETS	$1,310,516	$1,248,357

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$290,627	$277,838
Interest-bearing	854,545	818,758
Total deposits	1,145,172	1,096,596

Short-term borrowings	23,894	20,304
Other borrowings	675	941
Accrued interest payable and other liabilities	6,219	5,326
TOTAL LIABILITIES	1,175,960	1,123,167
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2026 and 2025	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	122,871	111,380
Treasury stock at cost - 353,587 shares in 2026
and 348,104 shares in 2025	(9,293)	(9,020)
Accumulated other comprehensive loss	(7,466)	(5,614)
TOTAL SHAREHOLDERS' EQUITY	134,556	125,190
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,310,516	$1,248,357

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Interest and dividend income:
Loans, including fees	$13,731	$12,117	$39,255	$34,489
Taxable securities	1,822	1,695	5,669	5,168
Nontaxable securities	70	73	199	223
Other	751	829	1,645	2,043
Total interest and dividend income	16,374	14,714	46,768	41,923
Interest expense:
Deposits	3,697	3,715	10,621	10,757
Other	59	61	188	202
Total interest expense	3,756	3,776	10,809	10,959
Net interest income	12,618	10,938	35,959	30,964
Provision for credit loss expense	759	501	1,839	1,517
Net interest income, after provision
for credit loss expense	11,859	10,437	34,120	29,447
Noninterest income
Service charges on deposit accounts	351	310	982	902
Trust services	303	294	910	840
Debit card interchange fees	618	563	1,760	1,628
Credit card fees	193	182	577	483
Earnings on bank owned life insurance	268	229	789	674
Gain on sale of loans	129	65	256	195
Unrealized gain on equity securities	19	(4)	60	2
Other	222	227	593	615
Total noninterest income	2,103	1,866	5,927	5,339
Noninterest expenses
Salaries and employee benefits	4,577	4,109	13,059	11,727
Occupancy expense	347	323	1,031	1,031
Equipment expense	230	200	648	629
Professional and director fees	404	502	1,273	1,307
Software expense	579	498	1,624	1,342
Marketing and public relations	139	155	423	414
Debit card expense	242	208	671	617
Financial institutions tax	252	226	757	689
FDIC insurance expense	147	135	437	420
Other expenses	825	777	2,467	2,316
Total noninterest expenses	7,742	7,133	22,390	20,492
Income before income taxes	6,220	5,170	17,657	14,294
Federal income tax provision	1,233	1,019	3,491	2,800
Net income	$4,987	$4,151	$14,166	$11,494
Net income per share:
Basic and diluted	$1.90	$1.57	$5.39	$4.35

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands)	2026	2025	2026	2025
Net interest income	$12,618	$10,938	$35,959	$30,964
Taxable equivalent adjustment[1]	29	30	85	92
Net interest income, FTE	$12,647	$10,968	$36,044	$31,056
Net interest margin	3.98%	3.66%	3.92%	3.58%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.01
Net interest margin, FTE	3.99%	3.67%	3.93%	3.59%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the 21% statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands)	2026	2025	2026	2025
Pre-Provision Net Revenue (PPNR)
Net interest income	$12,618	$10,938	$35,959	$30,964
Total noninterest income	2,103	1,866	5,927	5,339
Total revenue	14,721	12,804	41,886	36,303

Less: Noninterest expense	7,742	7,133	22,390	20,492

PPNR (Non-GAAP)	$6,979	$5,671	$19,496	$15,811

TANGIBLE EQUITY

(Unaudited)	September 30,	September 30,
(Dollars in thousands)	2026	2025
Total Shareholders' Equity (GAAP)	$134,556	$125,190
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$129,828	$120,462